Callaway Golf Company Announces 2015 First Quarter Financial Results; Brand Momentum And Market Shares Continue To Improve; And Callaway Increases Full Year Earnings Guidance

CARLSBAD, Calif., April 23, 2015 /PRNewswire/ -- Callaway Golf Company (NYSE: ELY) today announced its 2015 first quarter financial results. Overall, compared to what the Company originally anticipated, first quarter 2015 net sales decreased slightly but its earnings were higher. As a result, the Company is decreasing its full year revenue estimate to $840 million - $860 million (compared to its prior estimate of $855 million - $880 million). The Company, however, is increasing its full year earnings per share estimate to ($0.03) - $0.04, (compared to its prior estimate of ($0.09) - $0.01), as a result of continued manufacturing improvements and a better sales mix.

For the first quarter of 2015, the Company reported net sales of $284 million, or a decrease of 19%, compared to $352 million in the first quarter of 2014. Most of this decrease was expected. The Company had previously estimated that the decrease in first quarter 2015 net sales would be in the mid-teens (as a percent of net sales), primarily as a result of a planned strategic shift in product launch timing, but also as the result of weaker foreign currency rates and an anticipated decrease in first quarter sales in Japan due to the consumption tax increase which took effect in April 2014. Since providing such guidance, the U.S. Dollar strengthened further and market conditions, particularly in Asia, showed less improvement than anticipated. These factors ultimately resulted in a slightly greater than anticipated decrease in net sales for the first quarter of 2015, and the Company has revised its full year sales guidance to reflect this decrease.

Also for the first quarter of 2015, the Company reported earnings per share of $0.39 compared to $0.61 per share for the same period last year. This performance is better than anticipated due in part to better than expected gross margins and other income/expense. The Company expects these results to carry through the year and therefore has increased its full year earnings guidance as discussed above.

"Although sales for the first quarter were slightly lower than we expected, overall I feel good about the business and our continued progress," commented Chip Brewer, President and Chief Executive Officer. "Our brand momentum and market shares continue to improve and our profitability exceeded our expectations due in part to continued improvements in our manufacturing and supply chain along with tight cost management. The first quarter effect from the strategic shift in product launch timing and the consumption tax increase in Japan should smooth out as the year progresses. In addition, some regions are just beginning to open up for the new golf season and we are cautiously optimistic for improved market conditions as the year progresses."

"We continue to realize the benefits from the many changes we have made in our business over the last few years," continued Mr. Brewer. "As a result of these changes, we have generated increased consumer interest in our products, improved our operating efficiencies, and improved overall profitability. While there is certainly more work to be done, I believe we have set the foundation for steadily improved financial performance and long-term shareholder value."

GAAP RESULTS

For the first quarter of 2015, the Company reported the following results, as compared to the same period in 2014:

Dollars in millions except per share amounts	2015	% of Sales	2014	% of Sales	Improvement/ (Decline)
Net Sales	$284	-	$352	-	($68)
Gross Profit	$127	45%	$165	47%	($38)
Operating Expenses	$90	32%	$103	29%	$13
Other Income/(Expense)	$1	-	($5)	(1%)	$6
Pre-Tax Income	$37	13%	$57	16%	($20)
Net Income	$36	13%	$55	16%	($19)
Earnings Per Share (Diluted)	$0.39	-	$0.61	-	($0.22)

The Company has included in the schedules to its press release the Company's results on a constant currency basis.

Business Outlook for 2015

Given the significant effects that foreign currencies will have on the Company's GAAP results in 2015, the Company has provided guidance on both a GAAP and constant currency basis. The GAAP guidance is generally based upon a blend of current foreign currency exchange rates and the exchange rates at which the Company entered into hedging transactions. The Company's hedging program will mitigate but not eliminate the effects of future foreign currency rate changes and therefore any such future changes will affect the Company's GAAP guidance. The constant currency estimates are derived by taking the estimated local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the comparable period in 2014.

Full Year

The Company provided the following estimated full year results for 2015:

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Net Sales	$840 - $860 million	$890 - $910 million	$887 million

The decline in the Company's estimates for full year net sales from its previous GAAP guidance of $855 million - $880 million is due to the amount by which first quarter net sales missed Company expectations as discussed above. A further strengthening of the U.S. Dollar for the balance of the year would also negatively affect the Company's sales estimates.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Gross Margins	41.0%	43.5%	40%

The Company estimates that its 2015 GAAP gross margins as a percent of sales will improve approximately 100 basis points from its previous guidance of 40.0% due to a stronger sales mix and continued operational improvements more than offsetting adverse foreign currency rates.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Operating Expenses	$335 million	$345 million	$327 million

The Company estimates that its 2015 GAAP operating expenses will remain consistent with its previous guidance, despite the decrease in first quarter operating expenses. A majority of the first quarter expense savings is expected to be used in the second quarter with the balance used in the second half of the year.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Pre-Tax Income	$4 - $11 million	$36 - $43 million	$22 million

The Company estimates that its 2015 Pre-tax income will increase from its previous guidance of ($1) million - $8 million due to improved gross margins more than offsetting the decline in net sales.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Earnings/(Loss) Per Share	($0.03) - $0.04	$0.36 - $0.43	$0.20

The Company estimates that its fully diluted earnings/loss per share will increase from its previous guidance of ($0.09) - $0.01 due to improved gross margins more than offsetting the decline in net sales. The Company's 2015 earnings per share estimates assume a base of 79 million shares as compared to 78 million shares in 2014.

Second Quarter 2015

The Company noted that net sales for the second quarter of 2015 are expected to be approximately 1% higher on a GAAP basis than for the second quarter of 2014, which would equate to approximately 8% sales growth on a constant currency basis.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, April 30, 2015. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provided information about its results, excluding interest, taxes, depreciation and amortization expenses ("EBITDA").

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated second quarter or full year 2015 sales, sales growth, gross margins, operating expenses, pre-tax income, and earnings/loss per share (or related share count), as well as the Company's recovery, improved financial performance, the creation of shareholder value, future market conditions, and the full year effect of the change in product launch timing or the increase in the Japan consumption tax, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions, future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Brad Holiday
Patrick Burke
(760) 931-1771

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$ 23,236	$ 37,635
Accounts receivable, net	261,888	109,848
Inventories	181,488	207,229
Other current assets	29,932	29,321
Total current assets	496,544	384,033

Property, plant and equipment, net	55,588	58,093
Intangible assets, net	115,495	116,654
Other assets	65,517	66,031
Total assets	$ 733,144	$ 624,811

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 131,586	$ 123,251
Accrued employee compensation and benefits	26,019	37,386
Asset-based credit facility	94,318	15,235
Accrued warranty expense	6,408	5,607
Income tax liability	1,984	2,623
Deferred taxes	26	26
Total current liabilities	260,341	184,128

Long-term liabilities	148,689	149,149
Shareholders' equity	324,114	291,534
Total liabilities and shareholders' equity	$ 733,144	$ 624,811

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$ 284,179	$ 351,874
Cost of sales	156,913	186,977
Gross profit	127,266	164,897
Operating expenses:
Selling	66,319	77,311
General and administrative	16,099	17,996
Research and development	7,916	7,913
Total operating expenses	90,334	103,220
Income from operations	36,932	61,677
Other income (expense), net	525	(4,891)
Income before income taxes	37,457	56,786
Income tax provision	1,638	1,474
Net income	$ 35,819	$ 55,312

Earnings per common share:
Basic	$0.46	$0.71
Diluted	$0.39	$0.61
Weighted-average common shares outstanding:
Basic	77,753	77,370
Diluted	93,896	93,172

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$ 35,819	$ 55,312
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,703	5,697
Deferred taxes, net	(15)	14
Share-based compensation	1,826	1,163
Gain on disposal of long-lived assets	(257)	(282)
Debt discount amortization on convertible notes	202	182
Changes in assets and liabilities	(132,626)	(186,884)
Net cash used in operating activities	(90,348)	(124,798)

Cash flows from investing activities:
Capital expenditures	(2,393)	(4,048)
Proceeds from sale of property, plant and equipment	1	44
Net cash used in investing activities	(2,392)	(4,004)

Cash flows from financing activities:
Proceeds from credit facilities, net	79,083	114,927
Exercise of stock options	2,239	1,591
Dividends paid	(780)	(774)
Acquisition of treasury stock	(1,402)	-
Equity issuance costs	-	5
Net cash provided by financing activities	79,140	115,749

Effect of exchange rate changes on cash and cash equivalents	(799)	(183)
Net decrease in cash and cash equivalents	(14,399)	(13,236)
Cash and cash equivalents at beginning of period	37,635	36,793
Cash and cash equivalents at end of period	$ 23,236	$ 23,557

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(In thousands)
(Unaudited)

	Net Sales by Product Category
					Constant Currency
	Three Months Ended				Growth (Decline)
	March 31,		Decline		vs. 2014(2)
	2015	2014 (1)	Dollars	Percent	Percent
Net sales:
Woods	$ 89,483	$ 128,433	$ (38,950)	-30%	-28%
Irons	61,545	72,642	(11,097)	-15%	-12%
Putters	30,945	31,562	(617)	-2%	2%
Gear/Accessories/Other	59,183	66,901	(7,718)	-12%	-4%
Golf balls	43,023	52,336	(9,313)	-18%	-16%
	$ 284,179	$ 351,874	$ (67,695)	-19%	-16%

(1)The prior year amounts have been restated to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

(2)Calculated by applying 2014 exchange rates to 2015 reported sales in regions outside the U.S.

	Net Sales by Region
					Constant Currency
	Three Months Ended				Growth (Decline)
	March 31,		Decline		vs. 2014(1)
	2015	2014	Dollars	Percent	Percent
Net sales:
United States	$ 168,623	$ 184,691	$ (16,068)	-9%	-9%
Europe	41,757	51,173	(9,416)	-18%	-11%
Japan	37,188	60,001	(22,813)	-38%	-28%
Rest of Asia	16,473	26,997	(10,524)	-39%	-37%
Other foreign countries	20,138	29,012	(8,874)	-31%	-22%
	$ 284,179	$ 351,874	$ (67,695)	-19%	-16%

(1)Calculated by applying 2014 exchange rates to 2015 reported sales in regions outside the U.S.

	Operating Segment Information
	Three Months Ended
	March 31,		Growth/(Decline)
	2015	2014 (1)	Dollars	Percent
Net sales:
Golf clubs	$ 241,156	$ 299,538	$ (58,382)	-19%
Golf balls	43,023	52,336	(9,313)	-18%
	$ 284,179	$ 351,874	$ (67,695)	-19%

Income before income taxes:
Golf clubs	$ 40,940	$ 63,111	$ (22,171)	-35%
Golf balls	7,409	11,355	(3,946)	-35%
Reconciling items (2)	(10,892)	(17,680)	6,788	38%
	$ 37,457	$ 56,786	$ (19,329)	-34%

(1)The prior year amounts have been restated to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

(2)Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information - Non-GAAP Information and Reconciliation
(In thousands, except per share data)
(Unaudited)

2015 As Reported and Currency Neutral vs 2014 As Reported:

	Three Months Ended March 31,

	2015	2015(1)	2014
	Callaway Golf As Reported	Callaway Golf Currency Neutral	Callaway Golf As Reported
Net sales	$ 284,179	$ 297,294	$ 351,874
Gross profit	127,266	139,789	164,897
% of sales	45%	47%	47%
Operating expenses	90,334	93,244	103,220
Income from operations	36,932	46,545	61,677
Other income (expense), net	525	(1,793)	(4,891)
Income before income taxes	37,457	44,752	56,786
Income tax provision	1,638	1,824	1,474
Net income	35,819	42,928	55,312

Diluted earnings per share:	$ 0.39	$ 0.47	$ 0.61
Weighted-average shares outstanding:	93,896	93,896	93,172

(1)Calculated by applying 2014 exchange rates to 2015 reported results in regions outside the U.S.

	2015 Trailing Twelve Month EBITDA					2014 Trailing Twelve Month EBITDA
EBITDA:	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2014	2014	2014	2015	Total	2013	2013	2013	2014	Total
Net income (loss)	$ 3,369	$ (1,134)	$ (41,539)	$ 35,819	$ (3,485)	$ 10,071	$ (21,153)	$ (49,499)	$ 55,312	$ (5,269)
Interest expense, net	2,612	2,037	1,764	2,021	8,434	2,470	1,975	1,963	2,648	9,056
Income tax provision	1,873	304	1,980	1,638	5,795	1,435	1,037	658	1,474	4,604
Depreciation and amortization expense	5,460	5,222	4,857	4,703	20,242	6,472	6,265	5,850	5,697	24,284
EBITDA	$ 13,314	$ 6,429	$ (32,938)	$ 44,181	$ 30,986	$ 20,448	$ (11,876)	$ (41,028)	$ 65,131	$ 32,675

Logo - http://photos.prnewswire.com/prnh/20091203/CGLOGO